EXHIBIT II

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated October 26, 2010 (the “Schedule 13D”), with respect to the Ordinary Shares, par value 20 Russian Rubles and American Depositary Shares, four American Depositary Shares representing one Ordinary Share, per share, of Wimm-Bill-Dann Foods OJSC is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(a) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 27th day of October, 2010.

DANONE

By:	/s/ Emmanuel Faber
Name:	Emmanuel Faber
Title:	Deputy General Manager

COMPAGNIE GERVAIS DANONE

By:	/s/ Damien Leclerc
Name:	Damien Leclerc
Title:	Deputy General Manager

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